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KPMG LLP Letterhead
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New York, NY 10154








                          Independent Auditors' Consent

Board of Directors of
Astoria Financial Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-86248, 33-86250, 33-98500, 333-36807 and 333-64895) on Form S-8 and
(No. 33-98532) on Form S-3 of Astoria Financial Corporation of our report dated January 21, 1999, relating to the consolidated statements of financial condition of Astoria Financial Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Astoria Financial Corporation.







/s/ KPMG LLP

New York, New York
March 24, 1999